Exhibit 10.44

*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

LICENSE AND COMMERCIALIZATION AGREEMENT

This LICENSE AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made as of June 14, 2022 (the “Effective Date”) by and between RxOmeg Therapeutics LLC, a/k/a Romeg Therapeutics, LLC (“Romeg”), and Scilex Holding Company (“Licensee”). Romeg and Licensee are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

A.Romeg owns and controls data, intellectual property and other rights in and to the Product and the Licensed Product.

B.Subject to the terms and conditions of this Agreement, Licensee desires to obtain from Romeg, and Romeg desires to grant to Licensee, the right to manufacture, promote, market, distribute and sell the Licensed Product in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee and Romeg hereby agree as follows:

1.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

1.1“Affiliate” means with respect to a Person, any other Person controlling, controlled by or under common control with such first Person, for so long as such control exists. For purposes of this Section 1.1 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the equity ownership of such Person or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2“Agreement” is defined in the preamble.

1.3“Agreement Wind-Down Period” is defined in Section 11.8(b).

1.4“Applicable Law” means any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority or other governmental authority within the applicable jurisdiction applicable to a Party’s activities under this Agreement, including, for the avoidance of doubt, any rules and regulations of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities.

1.5“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the Commonwealth of Massachusetts or the state of California are required by law to remain closed.

1.6“Challenge” is defined in Section 11.4.

1.7“Change of Control” means, with respect to a Party: (i) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (ii) a merger, reorganization, or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or (iii) a Person or group of Persons acting in concert to acquire and acquiring more than fifty percent (50%) of the voting equity of such Party in a contemporaneous transaction.

1.8“Commercialization” means, in general, any and all processes and activities conducted to establish and maintain sales of a product (including with respect to reimbursement and patient access), including offering for sale, detailing, selling (including launch), marketing (including pre-launch and launch, as well as advertising activities), promoting, storing, transporting, distributing, using, and importing such product. Commercialization of the Licensed Product shall also include development work in support of commercialization, including all (i) test method development and stability testing, (ii) manufacturing or other pre-commercialization activities, such as the manufacture of process validation batches and (iii) any Phase 4 clinical studies conducted in response to any FDA requirements related to the Product NDA. Commercialization includes activities traditionally conducted by sales representatives (including field sales, institutional sales, pharmacy/trade sales and managed care sales representatives) and other persons having similar functions. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.9“Commercialization Plan” is defined in Section 4.1.

1.10“Commercially Reasonable Efforts” means sustained, continued and active efforts and the deployment of a quantity and quality of resources consistent with the goal of realizing the commercial opportunities for the Licensed Product in the Territory and the exercise of diligent efforts and reasonable and prudent scientific and business judgment, taking into account addressable market size, stage of development or commercialization (i.e., the existence of the FDA-approved Product NDA for the Licensed Product), product life, safety and efficacy, competitive products in the marketplace, proprietary position (including patent coverage and regulatory exclusivity), the regulatory structure involved, anticipated or approved labelling, anticipated profitability (including pricing and reimbursement, but without consideration of any payment required to be made under this Agreement), and other relevant factors that are consistent with the above, taking into account and subject to such Party’s reasonable business judgment. Licensee acknowledges and agrees that the activities and timelines included in the Commercialization Plan are reasonably believed, as of the Effective Date, to represent Commercially Reasonable Efforts that are consistent with the foregoing.

1.11“Confidential Information” is defined in Section 8.1.

1.12“Controlled” means, with respect to any Patent or item of Know-How, the right (whether by ownership, license or other authorization) for Romeg to grant the licenses or sublicenses, as applicable, of the scope granted to the Licensee pursuant to the terms and conditions of this Agreement.

1.13“Cover” means, with respect to any subject matter, the manufacture, use, sale, offering for sale, importation, exportation or other exploitation of such subject matter would infringe a claim of a Patent at the time thereof.  With respect to a claim within a patent application, “Cover” includes infringing a claim in such patent application as if it were issued, provided that such claim is being prosecuted in good faith and has been pending for less than seven (7) years.  “Covered” or “Covering” shall have their correlative meanings.

1.14“Cumulative Net Sales” means the total, cumulative Net Sales of the Licensed Product occurring after the Effective Date through and including the date upon which such Cumulative Net Sales are to be calculated in accordance with this Agreement.

1.15“Data” means any and all data of any kind including, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical, process and quality assurance/control data and stability data, in each case together with supporting data.

1.16“Debarred” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party hereunder) has been: (i) convicted of any of the offenses identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. §1320a-7 (http://oig.hhs.gov/exclusions/authorities.asp); (ii) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (iii) disqualified or proposed by FDA for disqualification from receiving investigational products or conducting clinical studies, or listed by any US Federal agency as being suspended, proposed for debarment, debarred, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (https://www.fda.gov/inspections-compliance-enforcement-and-criminal-investigations/compliance-actions-and-activities/fda-debarment-list-drug-product-applications).

1.17“Defense Notice” is defined in Section 10.3(b).

1.18“Effective Date” is defined in the Preamble.

1.19“Enforcing Party” is defined in Section 7.4(c).

1.20“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.21“GAAP” means U.S. generally accepted accounting principles.

1.22“Generic Equivalent” means any pharmaceutical drug product that is (i) an FDA approved, AB-rated or fully substitutable version of the Initial Licensed Product or (ii) approved and sold under an Abbreviated New Drug Application or Section 505(b)(2) Application, filed by any Person, in which the Initial Licensed Product is the reference listed drug.

1.23“Granules” means Granules Pharmaceuticals, Inc.

1.24“Granules Commencement Date” means July 1, 2027.

1.25“Granules Settlement Agreement” means that certain Litigation Settlement Agreement by and between Romeg and Granules dated April 14, 2022.

1.26“Indemnified Party” is defined in Section 10.3(a).

1.27“Indemnifying Party” is defined in Section 10.3(a).

1.28“Independent Arbiter” is defined in Section 3.7.

1.29“Initial Licensed Product” means the pharmaceutical product comprising the Product for the prophylactic treatment of gout in adult humans that is the subject of the Product NDA.

1.30“Inventions” means inventions, discoveries, copyrightable materials, designs, processes, manufacturing techniques, trade secrets, formulae or Know-How, whether or not patentable.

1.31 “Know-How” means any and all information and materials comprising (i) ideas, discoveries, inventions, improvements or trade secrets, (ii) Data, (iii) databases, practices, methods, techniques, specifications, formulations, formulae or knowledge, or (iv) research materials, reagents or compositions of matter.

1.32“Licensed Intellectual Property” means the Licensed Technology and the Licensed Trademark.

1.33“Licensed Know-How” means any and all Know-How owned or Controlled by Romeg as of the Effective Date or any time during the Royalty Term that is necessary or useful for the manufacture or Commercialization of the Initial Licensed Product or the Product in the Territory or for the manufacture of the Initial Licensed Product or the Product outside of the Territory (but only for purposes of Commercialization of the Licensed Product in the Territory), in each case in accordance with this Agreement.

1.34“Licensed Patents” means any and all Patents owned or Controlled by Romeg as of the Effective Date or any time during the Royalty Term: (i) existing in the Territory and claiming the composition of the Initial Licensed Product or the Product, (ii) existing anywhere in the world and claiming any method, composition or apparatus for the manufacture of the Initial Licensed Product or the Product, (iii) existing in the Territory and claiming any method of treatment or use with respect to the Initial Licensed Product or the Product, or (iv) existing in the Territory and that otherwise Cover the Initial Licensed Product or the Product. A list of Licensed Patents is appended hereto as Exhibit 1.34 and will be updated periodically to reflect changes thereto during the Royalty Term.

1.35“Licensed Product” means the Initial Licensed Product and any other pharmaceutical product comprising the Product as an active pharmaceutical ingredient; in the event Licensee or any of its Affiliates or sublicensees develops a Licensed Product that is not the Initial Licensed Product, references to “the Licensed Product” shall refer collectively and individually to any one or more of the Licensed Products, unless specifically stated otherwise.

1.36“Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.37“Licensed Trademark” means GLOPERBA and all logos, designs, translations, and modifications thereof that are Controlled by Romeg.

1.38“Licensee” is defined in the Preamble.

1.39“Licensee Indemnitee” is defined in Section 10.1.

1.40“Licensee Studies” is defined in Section 6.1.

1.41“Licensee Study Data” is defined in Section 6.1.

1.42“Losses” is defined in Section 10.1.

1.43“Marketing Partner” means any Third Party whom Licensee has authorized (whether by license or otherwise) to sell the Licensed Product.

1.44“Minimum Quarterly Royalty” is defined in Section 3.4.

1.45“New Drug Application” or “NDA” is an application for approval of a new drug as described in Section 505(b) of the United States Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. §355(b)), as amended.

1.46“Net Sales” means gross amounts invoiced by Licensee, its Affiliates and Marketing Partners (each, a “Selling Party”) for sales of Licensed Product, less the following: (i) actual bad debts related to the Licensed Product; (ii) normal and customary trade, quantity and cash discounts and any other adjustments, including granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount programs, in each case actually allowed and taken directly by the Third Party customer with respect to sales of the Licensed Product; (iii) any payment in respect of sales of the Licensed Product to any government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization; (iv) sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of the Licensed Product to the Third Party customer (including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding any taxes imposed on or measured by the net income or profits of the Selling Party), to the extent included in the invoice price and not reimbursable, refundable or creditable to the Selling Party; and (v) prepaid freight, insurance and handling fees actually invoiced (to the extent that the Selling Party actually incurs the cost of freight, insurance and handling fees for the Licensed Product and are not reimbursable, refundable or creditable to the Selling Party), in each case as calculated in accordance with GAAP. Sales of the Licensed Product between or among Licensee, its

Affiliates and Marketing Partners shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Party customers by Licensee or any such Affiliates or Marketing Partners. If a sale, transfer or other disposition with respect to the Licensed Product involves consideration other than cash or is not at arm's length, then the Net Sales from such sale, transfer or other disposition shall be the arm's length fair market value, which generally will mean the Selling Party's average sales price for the calendar quarter. Any amount described in clauses (i) through (v), inclusive, shall only be deducted once regardless of whether such amount is described in more than one (1) clause under this Section 1.46.

1.47 “Party” and “Parties” are defined in the Preamble.

1.48“Patent” means any of the following, whether existing now or in the future : (i) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications.

1.49“Percentage Royalties” is defined in Section 3.3.

1.50“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.51“Product” means liquid formulations of colchicine.

1.52“Product Improvement” means any and all Inventions that are in the nature of (i) any formulations of the Product or the Licensed Product, including with respect to dosage size or frequency (e.g., weekly versus daily), delivery methods (e.g., oral versus injectable), (ii) uses of the Product or the Licensed Product to diagnose, prevent or treat any disease or condition, including uses that include one or more steps to diagnose, identify, select, target, or exclude patient populations or personalize the therapy or (iii) methods of manufacture of the Product or the Licensed Product.

1.53“Product NDA” means NDA No. 210942, filed March 30, 2018 and approved by the FDA on January 30, 2019.

1.54“Quarterly Report” is defined in Section 3.7.

1.55“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or Commercialization or other use or exploitation of a pharmaceutical product in any jurisdiction, including the FDA.

1.56“Regulatory Filings” means any NDA or other submission to a Regulatory Authority of any appropriate regulatory application for a pharmaceutical product, including all drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents.

1.57“Right of Reference” shall mean the “right of reference or use” defined in 21 CFR 314.3(b), or its equivalents outside the United States, and shall in any event include the right to allow the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in Regulatory Filings (and any data contained or referenced therein) filed with such Regulatory Authority.

1.58“Romeg” is defined in the Preamble.

1.59“Romeg Indemnitee” is defined in Section 10.2.

1.60“Romeg Study Data” is defined in Section 6.1.

1.61“Romeg’s Knowledge” means, as of the Effective Date, the actual knowledge of Indu Muni or Naomi Vishnupad.

1.62“Royalty Term” means the period beginning on the Effective Date and ending on the later of (i) expiration of the last to expire of the Licensed Patents that Covers the manufacture or Commercialization of the Licensed Product in the Territory or (ii) the tenth (10th) anniversary of the Effective Date.

1.63“Sales Milestone Event” is defined in Section 3.2.

1.64“Sales Milestone Payment” is defined in Section 3.2.

1.65“Term” is defined in Section 11.1.

1.66“Territory” means the United States of America, together with its territories and protectorates including the Commonwealth of Puerto Rico.

1.67“Third Party” means any Person other than Romeg, Licensee or their respective Affiliates.

2.Grant of Rights.

2.1License Grants.

(a)Commercialization License in the Territory. Subject to the terms and conditions of this Agreement, Romeg hereby grants to Licensee a transferable (solely in accordance with Section 12.1) license, with the right to sublicense (solely in accordance with Section 2.2), under the Licensed Patents and Licensed Know-How: (i) to Commercialize the Initial Licensed Product solely in the Territory, (ii) to develop other Licensed Products and to Commercialize any such other Licensed Products, solely in the Territory, and (iii) to manufacture Licensed Products anywhere in the world, solely for Commercialization in the Territory. The license to the Licensed Know-How shall be exclusive for purposes of developing and Commercializing Licensed Products in the Territory during the Royalty Term, but shall otherwise be non-exclusive. The license to the Licensed Patents shall be exclusive for purposes of developing and Commercializing Licensed Products in the Territory until the Granules

Commencement Date and, thereafter, shall be co-exclusive with Granules for the Royalty Term for purposes of Commercializing the Initial Licensed Product in the Territory; for all other licensed purposes during the Royalty Term, such license shall otherwise be non-exclusive, and the Parties acknowledge that if the Term continues beyond expiration of the Royalty Term, the Licensed Patents will have expired.

(b)Exclusive License to Licensed Trademark. Subject to the terms and conditions of this Agreement, Romeg hereby grants to Licensee an exclusive, transferable (solely in accordance with Section 12.1) license, with the right to sublicense (through multiple tiers) in accordance with Section 2.2, to use the Licensed Trademark in connection with the Commercialization of the Initial Licensed Product solely in the Territory. The Licensed Products may be sold under and Commercialized using the Licensed Trademark or any other trademark selected by Licensee in consultation with Romeg.

2.2Sublicenses and Subcontracting. Subject to the terms and conditions of this Agreement and Licensee and each sublicensee’s or subcontractor’s compliance therewith, Licensee may elect to subcontract the performance of any of its rights or obligations hereunder (including to have the Licensed Product manufactured for it under subcontract) or may sublicense its rights in Section 2.1 to its Affiliate, provided that Licensee does so by a written agreement with such subcontractor or Affiliate that is consistent with the terms and conditions of this Agreement, the agreement names Romeg as a third-party beneficiary, terminates upon termination of this Agreement, and does not permit further sublicensing by such sublicensee. Licensee may grant any such sublicense, without Romeg’s consent, provided that any agreement with a sublicensee must (i) be consistent with the terms and conditions of this Agreement, (ii) name Romeg as a third-party beneficiary, and (iii) terminate upon termination of this Agreement, and Licensee further agrees that in respect of any sublicense (A) Licensee will pay Romeg […***…] percent ([…***…]%) of any upfront or milestone payments paid to Licensee by such sublicensee, such amounts to be paid to Romeg within ten (10) Business Days of its receipt thereof), and (B) all sales of Licensed Product by any such sublicensee will be included in Net Sales hereunder. Any sublicense that does not meet any of the foregoing requirements shall require the consent of Romeg. Licensee shall remain liable for each subcontractor’s or sublicensee’s compliance with such agreement as if such entity was performing as Licensee under the terms and conditions of this Agreement, and Romeg shall have the right to audit such compliance. Licensee shall provide an annual notice to Romeg of each such agreement granting such rights, including the contact information for the sublicensee or subcontractor and with respect to each sublicensee, a copy of each final sublicense agreement and any amendment thereof, which agreement(s) shall be subject to the confidentiality provisions of Section 8.

2.3Licensed Trademarks Quality Control. Licensee agrees that it will use the Licensed Trademarks only in connection with the exercise of any rights granted hereunder to Licensee and only in a manner and form designed to maintain the quality of the Licensed Trademarks and in keeping with the image, reputation and goodwill symbolized by and associated with the Licensed Trademarks. On Romeg’s request, Licensee shall provide copies of all materials on which it is then using any Licensed Trademarks, such that Romeg may review such uses and confirm Licensee’s compliance with the foregoing standard; in the event Romeg determines that any uses by Licensee of the Licensed Trademarks do not comply with the foregoing standard, Licensee shall implement Romeg’s reasonably requested changes to any such use requested in writing by Romeg within a commercially reasonable time after receiving such request and in a commercially reasonable manner. Licensee will not, directly or indirectly, challenge Romeg's ownership of the Licensed Trademarks, or the validity or distinctiveness thereof, and acknowledges that all uses by it of the Licensed Trademarks, including but not limited to all goodwill accrued by, and due to, Licensee's use of the Licensed Trademarks anywhere, shall inure solely to the benefit of Romeg. Romeg agrees to use reasonable efforts to continue to maintain, enforce and defend the Licensed Trademarks; provided, however, that Romeg shall have the sole and exclusive right to take, or decline to take, any actions in respect of the maintenance, enforcement and defense of the Licensed Trademarks, and Licensee agrees to provide such assistance and cooperation to Romeg in respect of such matters as Romeg may reasonably request; provided, however, Romeg shall give commercially reasonable consideration to taking any such actions with respect to the Licensed Trademarks that may be requested by Licensee.

2.4Retained Rights. Notwithstanding anything to the contrary in this Agreement, except as set forth in Section 2, as between the Parties, Romeg shall retain all rights, title and interest in the Licensed Intellectual Property and nothing in this Agreement shall be deemed to modify or limit Romeg's right to use or employ the Licensed Intellectual Property (i) in the Territory, for purposes of Commercializing any product other than Licensed Product, or (ii) outside the Territory, for any purpose.

2.5Coordination with Granules Settlement Agreement. Romeg represents that it has provided a true and correct copy of the Granules Settlement Agreement to Licensee, and Licensee acknowledges and agrees that it has received and reviewed such copy. Licensee further acknowledges and agrees that, under the Granules Settlement Agreement, Granules is permitted to engage in certain activities prior to the Commencement Date in preparation for sales of its product on and after the Commencement Date, and that no such activities conducted by Granules or any of its Affiliates shall be deemed to be a breach of any covenant or other obligation of Romeg under this Agreement.

3.Payments

3.1License Fee. On the Effective Date, Licensee shall pay to Romeg a one-time, non-refundable, non-creditable upfront payment of two million dollars ($2,000,000).

3.2Milestones.

(a)Licensee shall pay to Romeg the following one-time, non-refundable, non-creditable milestone payments (each a “Sales Milestone Payment”) upon the achievement of the corresponding milestone (each a “Sales Milestone Event”).

Sales Milestone Event	Sales Milestone Payment
1. Cumulative Net Sales of Licensed Product equal or exceed $[…***…]	$[…***…]
2. Cumulative Net Sales of Licensed Product equal or exceed $[...***…]	$[…***…]

Sales Milestone Event	Sales Milestone Payment
3. Cumulative Net Sales of Licensed Product equal or exceed $[…***…]	$[…***…]

(b)Licensee shall pay the Sales Milestone Payment due upon achievement of each Sales Milestone Event on the date the first Quarterly Report that reflects achievement of the Sales Milestone Event is due. For clarity, if more than one of the Sales Milestones is achieved in a particular calendar year, all corresponding Sales Milestone Payments for each such Sales Milestone so achieved in such year shall be due, and each of the Sales Milestone Payments shall be payable only once.

3.3Percentage Royalty Payments. As further consideration for the rights granted to Licensee under this Agreement, Licensee shall pay Romeg a royalty of […***…] percent ([…***…]%) (subject to reduction as provided in Section 3.5 below) on Net Sales of Licensed Product (the “Percentage Royalties”) occurring during the Royalty Term. The Percentage Royalties shall be payable on a quarterly basis, with each such payment to be made on or before the date that is sixty (60) days after the end of the quarter in which the Net Sales on which such Percentage Royalty is due are deemed to have occurred; provided, however that after Licensee’s obligations to pay a Minimum Quarterly Royalty have commenced, the Percentage Royalties payable in respect of a particular calendar quarter shall be reduced by the Minimum Quarterly Royalty paid in respect of such quarter.

3.4Minimum Royalty Payments. Beginning with the first full quarter following the first anniversary of the Effective Date then continuing for the balance of the Royalty Term, on or before the tenth (10th) day immediately following the end of each such quarter, Licensee shall make a minimum quarterly royalty payment to Romeg of […***…] dollars ($[…***…]) (the “Minimum Quarterly Royalty”).

3.5Reduction in Royalty Rate. Notwithstanding the foregoing:

(a)With respect to sales of Initial Licensed Product occurring from and after the first to occur of: (i) the date on which no Licensed Patent Covers the manufacture or Commercialization of the Initial Licensed Product in the Territory or (ii) the date on which a Generic Equivalent of the Initial Licensed Product is first sold by a Third Party to another Third Party for distribution, use or consumption of such Generic Equivalent after the FDA has approved an ANDA or other authorization to Commercialize such Generic Equivalent, the royalty rate used to calculate Percentage Royalties due on Net Sales of the Initial Licensed Product for the remainder of the Term shall be reduced to […***…] percent ([…***…]%) and, during any remaining portion of the Royalty Term in which no Licensed Product other than the Initial Licensed Product is being sold, the Minimum Quarterly Royalty shall be reduced to […***…] dollars ($[…***…]); provided, however, that in no event shall any product that is Commercialized under the Product NDA or that is sold by or on behalf of Licensee or any of its sublicensees be deemed to be a Generic Equivalent for purposes of item (ii); and provided further, however, that no reduction in the Minimum Quarterly Royalty shall occur during any period in which a Licensed Product other than the Initial Licensed Product is being sold.

(b)Should Licensee determine that, absent a license to a Third Party’s issued, U.S. patent, the Commercialization of a Licensed Product in the Territory would infringe such patent, then if such license is procured with the prior written consent of Romeg, which shall not be unreasonably withheld, Licensee shall have the right to deduct from the royalties (including the Minimum Quarterly Royalty, but only if the license relates to the Initial Licensed Product) owed to Romeg in respect of Net Sales of such Licensed Product one-half of any royalties or other consideration paid or owed to such Third Party in consideration of such license; provided, however, that in no event shall such reduction be applied (either alone or in combination with a reduction under Section 3.5(a)) to reduce the royalty rate otherwise payable on Net Sales of Licensed Product by more than […***…] percent ([…***…]%) or to reduce the Minimum Quarterly Royalty below […***…] dollars ($[…***…]).

3.6Payment Method. All payments due under this Agreement to Romeg (including any payments due pursuant to Section 2.2) shall be made by bank wire transfer in immediately available funds to an account designated by Romeg. All payments hereunder shall be made in U.S. dollars and to a U.S. entity. Licensee shall bear all taxes, duties, levies, fees and other governmental charges relating to or arising under the terms of this Agreement (other than taxes based on Romeg’s net income), including, without limitation, any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any other similar charges.  All payments made under this Agreement shall be free and clear of any and all taxes, duties, levies, fees or other charges, except as required by applicable law.  If any withholding tax is imposed on any amount payable hereunder, Licensee shall (i) deduct such withholding taxes from the relevant payment, (ii) timely pay such taxes to the appropriate government authority in accordance with applicable law, (iii) deliver to Romeg reasonably satisfactory evidence of such payment, (iv) to the extent such taxes are to be borne by Licensee hereunder, increase the sum payable to Romeg so that after such deduction or withholding has been made, Romeg receives an amount equal to the sum it would have received had no such deduction or withholding been made, and (v) to the extent such taxes are to be borne by Romeg hereunder (i.e. withholding taxes related to Romeg’s net income), use commercially reasonable efforts to do all such acts and to sign all such documents, in each case at Romeg’s sole expense, as will enable Romeg to take advantage of any applicable double taxation agreement or treaty, or otherwise reduce the amount of any such withholding tax.  Licensee shall be responsible for any interest, penalties, or additions to tax imposed as a result of Licensee’s failure to timely remit any taxes to the applicable government authority as required by this Section 3.6.

3.7Reports, Records, and Inspection Rights.

(a)Together with each quarterly payment of Percentage Royalties made pursuant to Section 3.3, Licensee shall provide to Romeg a quarterly report that includes: (i) a true, correct and complete statement setting forth in reasonable detail the Net Sales occurring during the quarter for which any such quarterly report is submitted, the manner in which any Percentage Royalties were calculated and, unless and until all Sales Milestone Events have been achieved, the Cumulative Net Sales through the end of such quarter, (ii) and activity report that lists or otherwise describes the activities related to Commercialization of the product, including procurement of Licensed Product supply and marketing, sales, and promotional efforts, and descriptions of relationships with existing or proposed Marketing Partners or pharmacy benefit managers and (iii) an activity report that lists or otherwise describes activities related to development of any Licensed Product other than the Initial Licensed Product (the “Quarterly Report”). Licensee shall provide the first Quarterly Report within sixty (60) days of the end of the first calendar quarter immediately following the Effective Date and shall thereafter provide a Quarterly Report in respect of each calendar quarter of the Term, regardless of whether Percentage Royalties are payable in respect of Net Sales during such calendar quarter. Licensee shall also provide such other information and supporting documentation as Romeg may reasonably request from time to time by written notice to Licensee, and to the extent not reflected in a Quarterly Report, Licensee shall promptly notify Romeg if it anticipates or there are material deviations from the then-current Commercialization Plan for the Licensed Product and shall discuss in good faith and keep Romeg informed as to any corrective actions that it intends or is taking to address such deviations. Each Party designates the following person to serve as a communication lead between the Parties, to facilitate communications regarding Quarterly Reports and additional information regarding the progress of its activities with respect to the Commercialization of the Licensed Product:

Romeg: Indu Muni at […***…]

Licensee: Stephen Ma at […***…]

Each Party shall use reasonable efforts to minimize changes to its communication lead and shall promptly notify the other Party (via notice to such other Party’s communication lead) of any such changes.

(b)Licensee shall, and shall cause its Affiliates and Marketing Partners to, keep full and accurate books and records setting forth gross sales of Licensed Product, Net Sales of Licensed Product, itemized deductions from gross sales taken to calculate Net Sales and other amounts payable hereunder to Romeg under this Section 3. Licensee shall permit Romeg or its representative to inspect and audit such books and records at any reasonable time, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to this Section 3, and not more than once in any twelve (12)-month period. Romeg shall bear the cost of any such inspection and audit; provided that if the inspection and audit shows an underpayment of more than five percent (5%) of the amount due for the applicable period, then Licensee shall promptly reimburse Romeg for all costs incurred in connection with such inspection and audit. Licensee shall promptly pay to Romeg the amount of any underpayment revealed by an inspection and audit; provided, however, that if Licensee wishes to dispute an inspection and audit, it must do so by written notice to Romeg delivered within thirty (30) days after receipt of notice from Romeg of an underpayment or non-payment and the Parties will attempt thereafter to resolve such dispute amicably and, if they cannot do so, they will submit the dispute for resolution to an independent third-party accounting firm jointly selected by the Parties (the “Independent Arbiter”). The decision of the Independent Arbiter as to the amount, if any, of any non-payment or underpayment shall be final. The costs of the Independent Arbiter shall be shared equally by the Parties, unless the Independent Arbiter substantially confirms the underpayment of more than five percent (5%) or non-payment by Licensee, in which case, all of the costs of the Independent Arbiter shall be paid by Licensee.

3.8Late Payment. Licensee shall be liable for interest on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of fifteen percent (15%), calculated on the number of days such payments are paid after the date such payments are due, or the highest rate allowed by Applicable Law, commencing on the date such payments are due and ending when paid.

4.Commercialization.

4.1Commercialization Plan. Attached hereto as Exhibit 4.1 is an initial plan for the Commercialization of the Licensed Product (such plan, as updated from time to time, the “Commercialization Plan”). Licensee shall provide an updated Commercialization Plan to Romeg for its review and comment at least annually; each updated Commercialization Plan shall include a twelve (12)-month sales forecast that represents Licensee’s good faith estimate of sales of the Licensed Product for the year in the Territory. The Parties acknowledge that the comments of Romeg with respect to any Commercialization Plan are solely advisory in nature; nonetheless, Licensee shall consider Romeg’s comments in good faith.

4.2Diligence Obligations. Licensee agrees to use Commercially Reasonable Efforts to commence sales of the Licensed Product within […***…] ([…***…]) months of the Effective Date and thereafter to market, promote and sell the Licensed Product to maximize Net Sales of Licensed Product, including by establishing a sales team to execute the Commercialization Plan that includes a number of qualified account managers and sales representatives sufficient to adequately cover call points identified in the Commercialization Plan, and Licensee agrees that it shall otherwise use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Territory in accordance with the Commercialization Plan. Licensee shall keep Romeg reasonably informed of such activities via Quarterly Reports and updates to the Commercialization Plan, as provided in Sections 3.7(a) and 4.1.

5.Regulatory Matters

5.1Assignment of Product NDA. Promptly following the Effective Date, Romeg shall assign the Product NDA to Licensee. In connection with such assignment, (i) Romeg shall submit or file all documents required to be submitted by Romeg, as the current owner of the Product NDA, pursuant to 21 C.F.R. part 314.72, (ii) Licensee shall submit or file all documents required to be submitted by Licensee, as the new owner of the Product NDA, pursuant to 21 C.F.R. part 314.72, (iii) to the extent not previously provided, Romeg shall provide to Licensee a complete copy of the Product NDA, including all supplements, amendments thereto and reports and records that are required to be submitted or kept under 21 C.F.R. Parts 312 and 314, (iv) Romeg shall take all other actions imposed upon a current owner of an NDA, by Applicable Law or the FDA, to transfer the Product NDA to Licensee and (v) Licensee shall take all other actions imposed upon a new owner of an NDA, as may be required, by Applicable Law or the FDA, to accept the transfer of the Product NDA and responsibility therefor from Romeg. The Parties shall use commercially reasonable efforts to complete all actions necessary to effect the transfer of the Product NDA and responsibility therefor from Romeg to Licensee within thirty (30) days of the Effective Date.

5.2Regulatory Responsibility. From and after the Product NDA is assigned to Licensee pursuant to Section 5.1, Licensee shall (i) make all required Regulatory Filings, submissions, reports, updates and supplements with any Regulatory Authority with respect to the Product NDA or the Licensed Product in the Territory, (ii) pay all necessary fees and take any and all actions necessary to hold and maintain the Product NDA and to obtain, hold and maintain all other approvals required by the FDA or any other Regulatory Authority necessary for the Commercialization and manufacture of the Licensed Product in the Territory and (iii) conduct all meetings, discussions and handle all correspondence with the FDA or any other Regulatory Authority related to the Product NDA or the Licensed Product in the Territory.

5.3Involvement of Romeg. With respect to its activities related to the Product NDA or other regulatory activities related to the Licensed Product, Licensee shall provide Romeg with: (i) reasonable advance notice (and in no event less than ten (10) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Authority within the Territory that are either scheduled with, or initiated by or on behalf of, Licensee or its Affiliates, and an opportunity to have a reasonable number (but at least two (2)) representatives participate in all substantive meetings with any Regulatory Authority, and in any case shall keep Romeg informed as to all material interactions with Regulatory Authorities and (ii) a copy of any material documents, information and correspondence submitted to any Regulatory Authority as soon as reasonably practicable.

5.4Other Regulatory Matters. Each Party will promptly provide the other Party with copies of all material documents, information and correspondence received from any Regulatory Authority (including a written summary of any material communications in which such other Party did not participate) related to the Licensed Product and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to the Licensed Product in the Territory or activities under the Agreement.

6.Rights of Reference.

6.1Licensee Study Data. Licensee shall be responsible, at its sole cost and expense, for performing any Phase 4 or other clinical studies conducted in response to any FDA requirements related to the Product NDA and for any and all clinical studies performed to obtain any regulatory approvals for any Licensed Product other than the Initial Licensed Product. Licensee agrees to notify Romeg of any such studies and the progress thereof and provide access to Data that may be generated in the performance of such studies (all such Data that is Controlled by Licensee or its Affiliates, “Licensee Study Data”). Romeg acknowledges that, as between the Parties and except as otherwise provided in this Agreement, all such Licensee Study Data is owned by Licensee. In addition, the Parties anticipate that Romeg, directly or via its Affiliates or sublicensees may perform (or have performed on its behalf) clinical studies with respect to the Product outside the scope of Licensee’s exclusive license and that Data may be generated in the performance of such studies (all such Data that is generated or owned by Romeg or any of its Affiliates, together with all Data generated or owned by Romeg or any of its Affiliates that is a component of the Product NDA Regulatory Filings, the “Romeg Study Data”).

6.2Grant of Rights to Study Data.

(a)Romeg hereby grants to Licensee a sublicensable (in accordance with Section 2.2), fully paid-up, royalty-free, license to reference and use the Romeg Study Data to support the Product NDA, and Licensee’s other Regulatory Filings in connection with the Licensed Product, and to otherwise support the manufacture and Commercialization of the Licensed Product in the Territory, which license shall be exclusive solely during the Royalty Term. For clarity: (i) to the extent any Romeg Study Data is within the scope of the Licensed Know-How, the rights granted under Section 2.1 shall also apply and (ii) Romeg shall retain the right to use and disclose Romeg Study Data in Regulatory Filings submitted by or on behalf of Romeg or its Affiliates or sublicensees for any product that includes the Product outside of the Territory.

(b)Licensee hereby grants to Romeg a non-exclusive, sublicensable, fully paid-up, royalty-free, license to reference and use the Licensee Study Data to support Regulatory Filings and regulatory approvals of Romeg, its Affiliates and licensees (i) during the Term, for any pharmaceutical product comprising the Product outside of the Territory and (ii) after the Term, for any and all purposes; provided, however, that, during the Term (and thereafter if this Agreement is terminated by Licensee pursuant to Section 11.3(b)), Romeg must not (and is not licensed to), directly or indirectly, whether through an Affiliate, a licensee, or otherwise, disclose, license, or otherwise make available any Licensee Study Data to any Person for use in connection with the Commercialization of a Generic Equivalent or otherwise in connection with or related to seeking or obtaining any regulatory approvals with respect to a Generic Equivalent.

6.3Rights of Reference.

(a)Romeg hereby grants Licensee a Right of Reference to each regulatory approval of any pharmaceutical product comprising the Product that has been or is obtained by or on behalf of Romeg or its Affiliates, to the extent necessary or useful to Licensee for purposes of maintaining the Product NDA, and solely for purposes of maintaining the Product NDA and other Regulatory Filings necessary for the Commercialization or manufacture of the Licensed Product in the Territory.

(b)Subject to the terms and conditions of this Agreement, Licensee hereby grants Romeg a Right of Reference to (i) the Product NDA, after it has been assigned to Licensee pursuant to Section 5.1 and (ii) each Regulatory Filing in respect of the Licensed Product that is made or obtained by or on behalf of Licensee or its Affiliates or sublicensees using Licensee Study Data, to support Regulatory Filings and regulatory approvals of Romeg, its Affiliates and licensees for any pharmaceutical product comprising the Product outside of the Territory, including in connection with manufacturing, development and Commercialization activities in connection therewith. Licensee shall allow the applicable Regulatory Authorities to have access to information contained in Regulatory Filings to the extent necessary to effectuate the foregoing Right of Reference, promptly after written request of Romeg and shall provide such cross-reference letters or similar communications to the applicable Regulatory Authority as may be necessary to effectuate Romeg’s Right of Reference; provided, however, that, during the Term (and thereafter if this Agreement is terminated by Licensee pursuant to Section 11.3(b)), Romeg must not (and is not granted a Right of Reference to), directly or indirectly, whether through an

Affiliate, a licensee, or otherwise, use the Product NDA or any such Regulatory Filings or regulatory approvals in connection with the Commercialization of a Generic Equivalent or otherwise in connection with or related to seeking or obtaining any regulatory approvals with respect to a Generic Equivalent.

(c)Each Party shall allow the applicable Regulatory Authorities to have access to information contained in Regulatory Filings to the extent necessary to effectuate any Rights of Reference described above in this Section 6.3, promptly after written request of the other Party and shall provide such cross-reference letters or similar communications to the applicable Regulatory Authority as may be necessary to effectuate such other Party’s Right of Reference

7.Intellectual Property.

7.1Inventions.

(a)As between the Parties, all right, title and interest to all Inventions conceived, developed or otherwise created by or on behalf of a Party in the course of conducting activities under this Agreement and all intellectual property rights therein (including Patents claiming the same) shall be solely owned by the Party who conceived, developed or otherwise created such Invention; inventorship shall be determined in accordance with U.S. patent laws. Although the Parties do not expect to jointly conceive, develop or otherwise create any Inventions in connection with their activities under this Agreement, any such Inventions shall be jointly owned, and the parties shall cooperate to establish terms for the prosecution, maintenance and enforcement of any such jointly-owned Inventions, including in respect of any Patents claiming any such invention; prior to such agreement, Romeg shall have the right, but not the obligation, to control the prosecution and maintenance of any Patents claiming any jointly-owned Inventions.

(b)In the event Licensee or any of its Affiliates or sublicensees conceives, develops or otherwise creates any Product Improvement, then Licensee hereby grants and agrees to grant (and, if applicable, shall cause its Affiliate or sublicensee to grant) to Romeg a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free, sublicensable license under and to all such Product Improvements and all intellectual property rights therein (including Patents claiming the same), for any and all purposes; provided, however, that, during the Term (and thereafter if this Agreement is terminated by Licensee pursuant to Section 11.3(b)): (i) Romeg must not (and is not licensed to), directly or indirectly, whether through an Affiliate, a licensee, or otherwise, use, license, or sublicense any Product Improvement in connection with the Commercialization of a Generic Equivalent or otherwise in connection with or related to seeking or obtaining any regulatory approvals with respect to a Generic Equivalent, and (ii) Romeg shall not be permitted to use or employ any such Improvements or intellectual property rights for any purpose that is within the scope of Licensee’s exclusive license under Section 2.1. Licensee shall promptly disclose to Romeg all Product Improvements conceived, developed or otherwise created by or on behalf of Licensee, solely or jointly with any Affiliate, sublicensee or other Third Party.

7.2Patent Prosecution.

(a)Romeg or its designee shall, at its own expense, control the prosecution and maintenance of the Licensed Patents. However, if Romeg determines to fail to maintain or to otherwise abandon any issued Licensed Patent, Romeg shall provide Licensee with written notice of such determination at least thirty (30) days prior to the date such Licensed Patent would lapse or expire, in which event Romeg will, if requested in writing by Licensee, take such steps as may be necessary to enable Licensee to assume control of the prosecution and maintenance of such Licensed Patent at its own expense.

(b)The Party controlling the prosecution and maintenance of any Licensed Patent shall (i) keep the other Party reasonably informed on such activities (including notifying the other Party of all material developments with respect to such activities in a timely manner and providing the other Party copies of all material documents received and filed in connection with the prosecution and maintenance of such Licensed Patent) and (ii) provide the other Party an opportunity to review and comment on material submissions and correspondence with any patent office (including, but not limited to, all patent office actions and all responses thereto and all briefs for any appeal) and shall, in good faith, take into consideration the other Party’s input with respect thereto.

7.3Defense of Third-Party Infringement Claims. If the Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent with respect to the manufacture, use, sale, offer for sale or importation of the Licensed Product in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. The Parties acknowledge and agree that, under the provisions of Section 10, Licensee shall be obligated to indemnify Romeg in respect of any Third-Party Losses arising out of any such claim, unless and then only to the extent that Romeg is obligated to indemnify Licensee in respect of any such suit under the terms of Section 10. Accordingly, the procedures set forth in Section 10.3 shall apply in respect of any such claim. Neither Party shall enter into any settlement of any claim described in this Section 7.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed, and each Party agrees to reasonably assist the Party defending such claim and cooperate in any such litigation at such defending Party’s request and expense.

7.4Enforcement.

(a)In the event that either Party reasonably believes that any Licensed Technology is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement, or in the event either Party learns that any Licensed Patent is identified in a Paragraph IV Certification for an Abbreviated New Drug Application for a Generic Equivalent for a Licensed Product, such Party shall promptly notify the other Party.

(b)As between the Parties, Licensee shall have the right (but not the obligation) to initiate and control at its cost and expense any enforcement action with respect to any infringement or suspected or alleged infringement of any Licensed Technology (including via a Paragraph IV Certification for an Abbreviated New Drug Application for a Generic Equivalent for a Licensed Product) (an “Enforcement Action”) in the Territory or to defend any declaratory judgement action with respect to any Licensed Patent that implicates, in any material respect, the validity, enforceability or use of such Licensed Patent in the Territory; provided that Licensee’s right to initiate any such Enforcement Action is subject to Romeg’s approval, not to be unreasonably withheld, conditioned, or delayed. In the event that Licensee or its designee fails to commence an Enforcement Action with respect to any such infringement of any Licensed Technology within sixty (60) days (or such other period as agreed to by the Parties) of a request by Romeg to do so, Romeg or its designee may commence an Enforcement Action with respect to such infringement or defend such declaratory judgement action at its own expense; provided, however, that in no event shall Romeg have any obligation to commence an Enforcement Action or have any other obligations in respect of enforcement or defense of Licensed Technology, other than cooperating with Licensee, as the Enforcing Party, as provided in Section 7.4(c).

(c)The Party commencing, controlling or defending any enforcement action under this Section 7.4 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense. In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, and will join in any such action (unless, if Romeg is the other Party, its consent to such Enforcement Action was conditioned upon it not being required to join in such action), at the Enforcing Party’s request and expense, including all expenses of the other Party’s counsel if it necessary or reasonable for the other Party to engage its own counsel in respect of such participation. The Enforcing Party shall also have the right to control settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. The Enforcing Party shall carefully and duly consider any comments the other Party provides regarding such Enforcement Action.

(d)Any recovery received as a result of any Enforcement Action to enforce any Licensed Technology pursuant to this Section 7.4 shall be used first to reimburse each Party for the costs and expenses (including court, attorneys’ and professional fees) the Party incurred in connection with such Enforcement Action, […***…] percent ([…***…]%) of the remainder of the recovery shall be retained by the Enforcing Party, and […***…] percent ([…***…]%) of the remainder of the recover shall be paid to the other Party.

8.Confidentiality.

8.1Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement and marked confidential or proprietary or which the receiving Party has a reasonable basis to believe is confidential or proprietary to the other Party, such as unpublished pending patent applications (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or material that:

(a)was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

(c)became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information;

(e)was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(f)is permitted by the disclosing Party to be disclosed by the receiving Party provided such permission is first obtained in writing from an authorized representative of the disclosing Party.

8.2Authorized Use and Disclosure. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)prosecuting and maintaining Licensed Patents;

(b)where Romeg is the disclosing Party then with respect to Licensee as the receiving Party, complying with any requirement of the FDA with respect to maintaining the Product Approval in accordance with this Agreement;

(c)where Licensee is the disclosing Party then with respect to Romeg as the receiving Party, complying with the requirement of Regulatory Authorities with respect to filing for, obtaining and maintaining regulatory approvals for pharmaceutical products comprising the Product in accordance with this Agreement (including conducting development of any such products);

(d)prosecuting or defending litigation as contemplated by, or arising out of, this Agreement;

(e)complying with Applicable Laws and regulations promulgated by security exchanges, court order or administrative subpoenas or orders or otherwise submitting information to tax or other governmental authorities;

(f)disclosure to its or its Affiliates’ employees, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential

Information is bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Section 8 prior to any such disclosure; and

(g)disclosure to existing and potential merger partners, acquirers or licensees, including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis in order to evaluate an actual or potential investment, acquisition or business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential consistent with the nature of the Confidential Information so disclosed.

8.3Scientific Publications. Each Party shall submit to the other Party any proposed publication or public disclosure containing clinical or scientific results relating to the Licensed Product in the Territory at least thirty (30) days in advance (subject to a Party’s right to make disclosures described in Section 8.2(e)) to allow that Party to review such proposed publication or disclosure. The reviewing Party shall notify the requesting Party in writing during such thirty (30)-day reviewing period if the reviewing Party wishes to (i) remove its Confidential Information from such proposed publication or presentation, in which event the reviewing Party shall remove such Confidential Information from its proposed publication or presentation; or (ii) request a reasonable delay in publication or presentation in order to protect patentable information, in which event the requesting Party shall delay the publication or presentation for a period of no more than ninety (90) days to enable patent applications to be filed protecting inventions disclosed in such publication or presentation. For clarity, if the reviewing Party fails to notify the requesting Party during the thirty (30)-day reviewing period as provided under this Section 8.3, the requesting Party shall be free to proceed with the proposed publication or presentation.

8.4Confidential Terms.  The Parties agree to use the form of press release attached as Exhibit 8.4 to announce the execution of this Agreement, and each Party may thereafter disclose to Third Parties the information contained in such press release without the need for further approval by the other.  From and after the execution of this Agreement, other than as provided in the immediately preceding sentence or as otherwise permitted herein, neither Party will, and each Party will cause its Affiliates not to, issue any press release or make any public announcement relating to the signing of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public announcement or disclosure (including the filing of a redacted copy of this Agreement with the U.S. Securities and Exchange Commission) that it believes in good faith is required by Applicable Law (in which case such Party will advise the other Party prior to making such announcement or disclosure and give such Party a reasonable opportunity (as is practicable under the circumstances) to review and comment on the proposed form and substance of any such announcement or disclosure).  The Party whose proposed announcement or disclosure is the subject of review pursuant to this Section 8.4 shall consider carefully and in good faith all comments timely received from the other Party, but nothing shall interfere with the right of a Party making any such public announcement or disclosure from making such announcement or disclosure in the form and nature that such Party reasonably determines is required by Applicable Law.

8.5Duration of Confidentiality Obligation. Each Party’s obligations under this Section 8 shall continue for the Term and for a period of five (5) years thereafter; provided, however, that with respect to any Confidential Information about the Product or Licensed Product or the manufacture of the Product or Licensed Product that is a trade secret, Licensee’s obligations in respect thereof shall continue for such longer period of time during which such Confidential Information remains a trade secret under applicable Law.

8.6Return of Confidential Information. As soon as practicable, but in no event more than sixty (60) Business Days, after the termination or expiration of this Agreement, each Party shall, at the Party’s option, destroy or, if requested in writing by the other Party within sixty (60) Business Days of such termination or expiration, deliver to the other Party, all materials containing or embodying the other Party’s Confidential Information, including materials in tangible and/or electronic format, and, upon the other Party’s written request, shall deliver to the other Party a letter signed by an authorized representative of such Party certifying that all such materials in such Party’s possession have been delivered to the other Party or destroyed; provided, however, that such Party shall be entitled to retain subject to the terms and conditions of this Agreement: (i) one (1) archived copy of the other Party’s Confidential Information and all materials created by such Party and containing the other Party’s Confidential Information, including notes and memoranda, solely for the purpose of administering such Party’s obligations or exercising such Party’s rights under this Agreement or complying with Applicable Laws; and (ii) the other Party’s Confidential information contained in such Party’s electronic back-up files that are created in the normal course of business pursuant to such Party’s standard protocol for preserving its electronic records.

8.7Remedies. Each Party acknowledges that any breach by it of the confidentiality obligations set forth in this Section 8 may cause the other Party irreparable harm for which compensation by monetary damages may be inadequate and, therefore, the Party that has been harmed by any such breach shall have the right to seek an injunction or decree for specific performance and injunctive or other equitable relief as a remedy for any such breach and each of the Parties hereto further agrees to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to each of the Parties hereto.

9.Representations, Warranties and Covenants

9.1Representations, Warranties and Covenants by Each Party. Each Party represents, warrants and covenants to the other Party as of the Effective Date that:

(a)it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law; and

(c)neither it nor any of its Affiliates (i) has been Debarred, (ii) is subject to Debarment proceedings by a Regulatory Authority, or (iii) will use, in any capacity, in connection with the activities to be performed under this Agreement, any Person that has been Debarred, or who is the subject of Debarment proceedings by any Regulatory Authority. If either Party learns that a Person performing on its behalf under this Agreement has been Debarred by any Regulatory Authority, or has become the subject of Debarment proceedings by any Regulatory Authority, such Party shall promptly notify the other Party and shall prohibit such Person from further performance on its behalf under this Agreement, and the Party receiving such notice shall have the right to immediately terminate this Agreement.

9.2Additional Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to Romeg that:

(a)as of the Effective Date, Licensee has, and shall maintain at all times during the Term, adequate resources and personnel to perform its obligations under this Agreement; and

(b)Licensee and its Affiliates will conduct its activities under this Agreement in accordance with all Applicable Laws.

9.3Additional Romeg Representations and Warranties. Romeg and represents and warrants to Licensee that:

(a)as of the Effective Date, Romeg solely owns the Licensed Patents listed on Exhibit 1.34;

(b)as of the Effective Date, other than as set forth on Exhibit 9.3, there are no claims, disputes, actions, suits or proceedings pending, or, to Romeg’s Knowledge, threatened seeking to invalidate or otherwise challenging the Licensed Patents, and Romeg has not received any written notice from a Third Party alleging that the manufacture, commercialization, sale, offer of sale, or use of the Product in the Territory infringes or will infringe the intellectual property rights, including Patents, of such Third Party;

(c)to Romeg’s Knowledge, neither the Licensed Intellectual Property nor the Product, solely as a result of Licensee’s utilizing, displaying or commercializing the License Intellectual Property as expressly permitted under this Agreement, will infringe any intellectual property rights, including Patents, of any Third Party as a result of Licensee’s utilizing, displaying or commercializing the License Intellectual Property as expressly permitted under this Agreement; and

(d)except for the Granules Settlement Agreement, Romeg has not granted any licenses, covenants, rights of first refusal, options, or other rights to, under, or with respect to the Licensed Intellectual Property for use in connection with the manufacture or Commercialization of the Licensed Product in the Territory that are in effect as of the Effective Date, and has not entered into any contract, agreement, or other arrangement authorizing any Generic Equivalent that is in effect as of the Effective Date, and Romeg agrees that it will not grant any such rights or enter into any such arrangement during the Royalty Term, unless and solely to the extent in connection with an Enforcement Action for which Romeg becomes the Enforcing Party pursuant to and in accordance with the provisions of Section 7.4(b).

9.4Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXPRESS WARRANTIES OF ANY OTHER TRANSACTION AGREEMENT (ONCE EXECUTED), ROMEG AND LICENSEE EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCTS AND PRODUCT TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

10.Indemnification; Liability; Insurance.

10.1Indemnification by Romeg. Romeg shall indemnify, defend and hold harmless Licensee and its Affiliates, and their respective officers, directors, agents and employees (each a “Licensee Indemnitee”) from and against any and all Third-Party claims, losses, liabilities, damages, fees, costs (including court costs and costs of appeal) and expenses (including reasonable attorneys' fees, and reasonable fees of expert consultants and witnesses (collectively, “Losses”) that are, or are to be, sustained, incurred or paid by any Licensee Indemnified Party resulting from or arising out of:

(a)the gross negligence or willful misconduct of any of the Romeg Indemnitees;

(b)any inaccuracy in or breach of any of the warranties or representations made by Romeg to Licensee in this Agreement; or

(c)any breach by Romeg of any of its obligations pursuant to this Agreement;

except, in each case, to the extent such Losses arise from Licensee’s breach of its representations, warranties or obligations under this Agreement.

10.2Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Romeg and its officers, directors, employees, assigns, subsidiaries, Affiliates, representatives and agents (“Romeg Indemnitee”) from and against any and all Losses that are, or are to be, sustained, incurred or paid by any Romeg Indemnitee resulting from or arising out of:

(a)the manufacture or Commercialization of any Licensed Product by or on behalf of Licensee or any of its Affiliates, Marketing Partners, sublicensees or subcontractors on or after the Effective Date, including any actual or alleged injury or death to any person arising out of any of the foregoing activities; or

(b)the gross negligence or willful misconduct of any of the Licensee Indemnitees or any sublicensee or subcontractor;

(c)any inaccuracy in or breach of any of the warranties or representations made by Licensee to Romeg in this Agreement; or

(d)any breach by Licensee of any of its obligations pursuant to this Agreement;

except, in each case, to the extent such Losses are Losses for which Romeg is obligated to indemnify Licensee pursuant to Section 10.1 or to the extent such Losses arise out of or result from Romeg’s breach of its representations, warranties or obligations under this Agreement or Romeg’s or its Affiliates’ gross negligence or willful misconduct.

10.3Indemnification Procedures.

(a)In the event that a Romeg Indemnitee or Licensee Indemnitee seeks indemnification under this Section 10, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim in reasonable detail and the amount, to the extent known, of the claim asserted; provided, however, that the right of an Indemnified Party to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged thereby.

(b)Except as otherwise provided in this Section 10.3, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of a claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest or settle such indemnified claim, provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such indemnified claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such indemnified claim with its own counsel at its own expense, unless separate representation is necessary to avoid a clear conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. In the event that the Indemnifying Party shall fail to give the Defense Notice within said thirty (30) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(c)In the event that the Indemnifying Party delivers a Defense Notice with respect to such indemnified claim within thirty (30) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the right at its own expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such indemnified claims effected without its consent, and if clauses (A), (B) and (C) of this sentence are all true with respect to any indemnified claim, the consent of the Indemnified Party shall not be required for any settlement thereof.

(d)Notwithstanding anything to the contrary contained in this Section 10.3, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party or that seeks a remedy, action or consequence other than monetary damages, (ii) that involves criminal allegations against the Indemnified Party or (iii) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

10.4Limitation of Liability.

(a)EXCEPT TO THE EXTENT ARISING FROM A BREACH OF SECTION 8 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE) EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER THIS SECTION 10. EXCEPT FOR LICENSEE’S EXPRESS PAYMENT OBLIGATIONS UNDER SECTION 3 (PAYMENTS) AND EXCEPT TO THE EXTENT OF ANY AMOUNTS PAID OR REQUIRED TO BE PAID BY LICENSEE PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10, THE TOTAL, CUMULATIVE LIABILITY OF LICENSEE TO ROMEG ARISING OUT OF OR RELATED TO ITS BREACH OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT EXCEED TEN MILLION DOLLARS ($10,000,000). EXCEPT TO THE EXTENT OF ANY AMOUNTS PAID OR REQUIRED TO BE PAID BY ROMEG PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10, THE TOTAL, CUMULATIVE LIABILITY OF ROMEG TO LICENSEE ARISING OUT OF OR RELATED TO ITS BREACH OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT EXCEED TWO MILLION DOLLARS ($2,000,000). THE LIMITATIONS SET FORTH IN THIS SECTION 10.4 WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.5Insurance. During the Term, Licensee shall obtain, and at its sole cost and expense, (1) comprehensive general liability insurance in the minimum amount of $2,000,000 per occurrence, $5,000,000 in the aggregate, and (2) shall obtain and thereafter shall maintain until six (6) years after the Term, at its sole cost and expense, products liability insurance in the minimum amount of $15,000,000 against liability for bodily injury or death, or destruction of or damage to property. Licensee shall (i) obtain such insurance from reputable and financially secure insurance companies, (ii) provide that such insurance is primary in nature and any other insurance carried by Romeg or any Romeg Indemnitees is excess and not contributing with the insurance carried by Licensee and (iii) provide written notice to Romeg promptly after receiving notification of any termination, cancellation, or material reduction of coverage of such insurance. From time to time and upon Romeg’s written request, Licensee shall provide Romeg with evidence of such insurance and that such insurance is in effect. The insurance limits can be satisfied by any combination of primary and excess policies. The insurance coverages and limits described in this Section 10.5 do not limit the nature or amount Licensee’s obligations under Section 10.2.

11.Term and Termination.

11.1Term. This Agreement shall become effective as of the Effective Date and shall continue until it is terminated in accordance with this Section 11 (the “Term”).

11.2Licensee Termination Rights.

(a)In the event of serious adverse reactions from use of Initial Licensed Product that has been manufactured in compliance with all Applicable Laws (including current good manufacturing practices, as defined under FDA rules, regulations and guidelines) and the Product NDA, wherein such use complies with the Initial Licensed Product label as approved via the Product NDA, and wherein such serious adverse reactions that are materially outside the scope of those disclosed in such Initial Licensed Product label in terms of severity, prevalence or both, such that Licensee elects (or is required) as a result of such serious adverse reactions to withdraw the Initial Licensed Product from the market, Licensee may terminate this Agreement upon written notice to Romeg that includes a detailed description of such serious adverse reactions, which termination will be effective thirty (30) days following the date of such notice.

(b)Licensee may terminate this Agreement at any time, without cause, upon written notice to Romeg, which termination will be effective one hundred twenty (120) days following the date of such notice; provided, however, that in respect of any such termination pursuant to a notice provided on or before the tenth (10th) anniversary of the Effective Date, such termination shall require payment to Romeg of a termination fee in the amount set forth in the table below, which amount shall be paid by Licensee on the effective date of such termination:

Termination Notice Provided	Amount of Termination Fee
On or before the […***…] ([…***…]) anniversary of the Effective Date	[…***…] dollars ($[…***…])

After the […***…] ([…***…]) anniversary of the Effective Date and on or before the […***…] ([…***…]) anniversary of the Effective Date	[…***…] dollars ($[…***…])
After the […***…] ([…***…]) anniversary of the Effective Date and on or before the tenth (10th) anniversary of the Effective Date	[…***…] dollars ($[…***…])

11.3Termination for Breach.

(a)Romeg may terminate the Agreement upon notice to Licensee if Licensee fails to timely pay any Milestone Payment, Percentage Royalties, or Minimum Quarterly Royalties or fails to timely deliver the Quarterly Report, which termination shall be effective thirty (30) days after the date of such notice, unless Licensee has made such payment in full or delivered such Quarterly Report within such thirty (30) day period.

(b)In addition to Romeg’s termination rights under Section 11.3(a), either Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and, if such breach is capable of being cured such breach shall have continued for sixty (60) days after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective upon notice thereof to the extent such breach is not capable of being cured or otherwise at the end of such sixty (60) day period unless the breaching Party has cured any such breach prior to the expiration of the sixty (60) day period.

11.4Termination for Patent Challenge. If Licensee or any of its Affiliates or Marketing Partners challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Licensed Patent, or initiates a reexamination of any Licensed Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), Romeg will have the right to immediately terminate this Agreement. In any event, Licensee shall notify Romeg at least thirty (30) days prior to initiating any such Challenge. However the foregoing shall not apply to the extent prohibited under Applicable Law or if any such action or proceeding brought in response to an action brought against Licensee, its Affiliate or Marketing Partner for infringement of any Licensed Patent.

11.5Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (i) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within ninety (90) days of its filing, or (iii) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

11.6Termination for Failure to Commercialize. Romeg may terminate this Agreement by written notice to Licensee if (i) sales of Licensed Products do not commence within

[…***…] ([…***…]) months after the Effective Date, or (ii) during any consecutive […***…] ([…***…]) month period following the commencement of sales of Licensed Products, no Net Sales of the Licensed Product occur and, as a result, Romeg provides Licensee with written notice of Romeg’s intent to terminate this Agreement, and no Net Sales of the Licensed Product occur within […***…] ([…***…]) days following Licensee’s receipt of such notice.

11.7General Effects of Expiration or Termination.

(a)Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(b)Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(c)Upon termination of this Agreement for any reason: (i) Licensee shall assign and transfer to Romeg and shall cause each of its Affiliates to transfer to Romeg, the Product NDA and all other Regulatory Filings for the Licensed Product that are held or controlled by or under authority of Licensee or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Product NDA and such other related Regulatory Filings to Romeg; (ii) Licensee shall cause each of its Affiliates to transfer any such Regulatory Filings to Romeg; (iii) if Applicable Law prevents or delays the transfer of ownership of the Product NDA or any other Regulatory Filings to Romeg, Licensee shall grant to Romeg an exclusive and irrevocable right of access and reference to such Regulatory Filing, and shall cooperate fully to make the benefits of such Regulatory Filings available to Romeg or its designee(s); (iv) within sixty (60) days after notice of such termination, Licensee shall provide to Romeg copies of all such Regulatory Filings, and of all preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and other Know-How information pertaining to Licensed Product, or the manufacture thereof; and (v) Romeg shall be free to use and disclose such Regulatory Filings for any purpose.

(d)Upon termination of this Agreement for any reason, other than a termination by Licensee pursuant to Section 11.3(b), and solely upon request by Romeg, Licensee shall transfer to Romeg some or all quantities of Licensed Product in its or its Affiliates’ control (as requested by Romeg), within thirty (30) days after the end of this Agreement at a price to be agreed upon by the Parties.

(e)Termination of this Agreement shall not terminate any payment or other obligations that have accrued as of the date of such termination or expiration, including, if applicable, Licensee’s obligation to pay a termination fee in accordance with Section 11.2(b). In addition: (i) Sections  1, 3.6, 3.7, 3.8, 6.3(b),7.1(a), 8, 9.4, 10 (but, with respect to Section 10.5, only to the extent it is expressly described as applying beyond expiration of the Term), 11.7, 11.8, 11.9, 11.10 and 12 shall survive expiration or termination of this Agreement for any reason and (ii) Romeg’s license to use Licensee Study Data granted under Sections 6.2(b) and Romeg’s license to Product Improvements granted under Section 7.1(b) shall survive any such termination or expiration, other than termination of this Agreement by Licensee pursuant to Section 11.3(a), in which case such licenses shall terminate effective as of the date of such termination. Except as otherwise provided in this Section 11 or elsewhere in this Agreement, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason, and, for clarity, neither Licensee nor any of its Affiliates, after expiration or termination of this Agreement, shall have any right or license to use or otherwise employ any Licensed Intellectual Property, for any purpose, to sell any Licensed Product or to make any representation regarding their status as a licensee or distributor for Romeg of any Licensed Product.

11.8Additional Transitional Support for Certain Termination Events. If this Agreement is terminated by Licensee or by Romeg pursuant to Section 11.3, 11.4, 11.5 or 11.6, then the provisions of this Section 11.8 shall also apply upon such termination.

(a)If there are any ongoing clinical trials with respect to Licensed Products being conducted by or on behalf of Licensee (or its Affiliate) at the time of termination, Licensee agrees to (1) promptly transition to Romeg or its designee some or all of such clinical trials and the activities related to or supporting such trials, (2) use commercially reasonable efforts to assign to Romeg any Third-Party agreements related to such trials, or (3) terminate such clinical trials; in each case as requested by Romeg. In such event, Licensee shall be responsible for the costs of such transition.

(b)In Licensee’s sole and absolute discretion, Licensee and its Affiliates may continue to distribute and sell Licensed Product for which FDA Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period not to exceed six (6) months from the effective date of such expiration or termination (the “Agreement Wind-Down Period”). Notwithstanding any other provision of this Agreement, during the Agreement Wind-Down Period, Licensee’s and its Affiliates’ rights with respect to Licensed Products (including the rights granted under Section 2.1) shall be non-exclusive, and Romeg shall have the right to engage one or more other partner(s) or distributor(s) of Licensed Products in all or part of the Territory. Licensed Product sold or disposed by Licensee or its Affiliates or Marketing Partners during the Agreement Wind-Down Period shall be subject to payment of the Percentage Royalties.

(c)Licensee shall fully cooperate with Romeg and its designee(s) to facilitate a smooth, orderly and prompt transition of the Commercialization of Licensed Products to Romeg or its designee(s) during the Agreement Wind-Down Period. Without limiting the foregoing, Licensee shall promptly provide Romeg (i) copies of customer lists, customer data and other customer information relating to Licensed Products and (ii) manufacturing data and other information (including protocols for the production, packaging, testing and other manufacturing activities) relating to Licensed Products in Licensee’s control, which in each case Romeg shall have the right to use and disclose for any purpose during the Agreement Wind-Down Period and thereafter.

11.9Costs and Expenses and Timing. Licensee’s performance of its obligations in respect of termination of this Agreement that relate to obligations that had accrued as of the date of such termination (such as payments due to third parties engaged to perform services in connection with clinical trials) and its performance of its obligations under Sections 11.8(a) and 11.8(c) shall be at Licensee’s sole cost; any other activities performed by Licensee under Section 11.8 shall be at Romeg’s costs and, in respect of such other activities, Licensee shall submit an invoice to Romeg for its costs in performing those activities and Romeg will pay such invoiced amount to Licensee within thirty (30) days from receipt.

11.10Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Law, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue five (5) Business Days in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such five (5) Business Day period (or such shorter period if required by Applicable Law or the rules of a recognized stock exchange) of any reasonable objections, such disclosure shall be deemed approved, and if the non-terminating Party does notify the terminating Party in writing within such five (5) Business Day period (or such shorter period if required by Applicable Law or the rules of a recognized stock exchange) of any reasonable objections, the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner so as to comply with any timing requirements under Applicable Law. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities.

12.Miscellaneous Provisions.

12.1Assignment; Change of Control. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably denied, delayed or conditioned; provided, however, that either Party, without the prior written consent of the other Party, may assign all or any portion of its rights and obligations under this Agreement to any of its Affiliates or in connection with a Change of Control. No assignment by Romeg of any right, title, or interest in or to the Licensed Intellectual Property shall extinguish, limit, or otherwise modify any rights granted to Licensee in or to such Licensed Intellectual Property or the Licensed Product.

12.2Relationship. At all times during the Term, the relationship between Romeg and Licensee shall be that of an independent contractor. This Agreement does not create a partnership, joint venture or agency relationship between the Parties. Neither Romeg nor Licensee shall have any right, power or authority to act as a legal representative of the other, and neither Party shall have any power to obligate or bind the other, or to make any representations, express or implied, on behalf of or in the name of the other Party in any manner or for any purpose whatsoever by virtue of this Agreement.

12.3Further Assurances. From time to time, as and when requested by either Party, each of the Parties will, at its expense (except as otherwise expressly provided in this Agreement), execute such additional documents and take such further actions as may be reasonably requested to carry out the provisions hereof and consummate and evidence the transactions contemplated hereby, including executing and delivering or causing to be executed and delivered to the other Party such additional documents as the other Party or its counsel may reasonably request as necessary for such purpose.

12.411 U.S.C § 365(n). With respect to each license or right granted by Romeg to Licensee hereunder, the Parties agree that, for purposes of 11 U.S.C. § 365(n), this Agreement shall be deemed to be an executory contract under which Romeg is the “licensor” and Licensee is the “licensee”. With respect to all other provisions of this Agreement, the Parties agree that, for purposes of 11 U.S.C. § 365(n), this Agreement shall be deemed to be an agreement supplementary to such executory contract.

12.5No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

12.6Amendment; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by authorized representatives of each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.7Governing Law. This Agreement will be governed by and will be construed, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to principles of conflicts of law that might apply the law of another jurisdiction.

12.8Notices. All notices, demands and other communications required or permitted under this Agreement shall be in writing. Any notices given shall be deemed to be effectively given when delivered personally, when sent by an air courier that guarantees overnight delivery, when received by facsimile or email, receipt confirmed, or when placed in the United States mail, postage prepaid, certified or registered mail, in each case to the address of such Party set forth below (or to such other address as such Party may from time to time specify in writing pursuant to the notice provisions hereof):

If to Romeg:

Romeg Therapeutics, LLC

400 TradeCenter 128, Suite 5900

Woburn, MA 01801

Email: […***…]

Facsimile: […***…]

Attention: Indu Muni, Ph.D, Chairman and CEO

With a copy to:

Romeg Therapeutics, LLC

400 TradeCenter 128, Suite 5900

Woburn, MA 01801

Email: […***…]

Facsimile: […***…]

Attention: Naomi Vishnupad, Ph.D, Chief Scientific Officer

If to Licensee:

Scilex Holding Company

960 San Antonio Road, Suite 100

Palo Alto, CA 94303

Email: […***…]

Attention: Jaisim Shah, President & CEO

If to Licensee:

Scilex Holding Company

960 San Antonio Road, Suite 100

Palo Alto, CA 94303

Email: […***…]

Attention: General Counsel

12.9Interpretation. Words such as “herein”, “hereinafter”, “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a section, paragraph or clause in which such words appear, unless the context otherwise require; “including” means including without limitation; “include” and “includes” shall be similarly construed. Enumerative references to sections, paragraphs or clauses, or exhibits, without reference to an explicit agreement, document or exhibit, refer to this Agreement or exhibits attached to this Agreement, as applicable. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. Except where the context otherwise requires, the word “or” is used in the inclusive sense (and/or). All dollar amounts herein are expressed in U.S. dollars. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement. All Exhibits and Schedules referred to in this Agreement are integral parts of this Agreement and are hereby incorporated into this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations.

12.10Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement shall be deemed to have been drafted by both Parties and, thus, shall not be construed as to any provision against either Party on account of the authorship (assumed or actual) of any provision.

12.11Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, subject to the provisions of this Section 12.11. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. The Parties expect and intend that Licensee’s payment obligations under this Agreement are and will remain enforceable (under the terms of this Agreement) under Applicable Law, taking into consideration the expected terms of the Licensed Patents, the scope of the Licensed Intellectual Property, and the provisions for reductions in royalty rates under Section 3.5, so without limiting the generality of the foregoing, the Parties expressly acknowledge and agree that if and to the extent that any such payment obligations that continue (under the terms of this Agreement) beyond the expiration of the Licensed Patents are determined to be invalid, illegal or incapable of being enforced, the Parties shall negotiate a valid and enforceable modification of such payment obligations that is as close as possible to the payment obligations set forth in this Agreement.

12.12Execution. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Each shall be considered signed when the signature of a Party is delivered by facsimile, electronic signature or electronic (email) transmission to the other Party, when it is delivered in a manner that reasonably identifies the signatory as the Party named. Such electronic signatures shall be treated in all respects as having the same effect as an original signature. If requested by any Party, documents bearing an original signature may be subsequently and promptly submitted to replace copies bearing electronic signatures. The Parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used.

[The following page is the signature page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives.

ROMEG THERAPEUTICS, LLC		SCILEX HOLDING COMPANY

By:	/s/ Indu Muni, Ph.D.	By:	/s/ Jaisim Shah
Name:	Indu Muni, Ph.D.	Name:	Jaisim Shah
Title:	Chairman and CEO	Title:	Chief Executive Officer

Signature Page to License Agreement

EXHIBIT 1.34

LICENSED PATENTS

EXHIBIT 4.1

COMMERCIALIZATION PLAN FOR LICENSED PRODUCT

See Attachments A, B and C

EXHIBIT 8.4

FORM OF INITIAL PRESS RELEASE

EXHIBIT 9.3

EXCEPTIONS TO REPRESENTATIONS